Exhibit 99.1

LogicMark, Inc. Announces Pricing of $14.4 Million Public Offering

and Plan to Hold Special Stockholder Meeting on March 24, 2025

Louisville, KY, February 18, 2025 - LogicMark, Inc. (NASDAQ: LGMK) (the “Company”), a provider of personal emergency response systems, health communications devices, and technology for the growing care economy, today announced the pricing of its public offering and the scheduling of its special stockholder meeting for March 24, 2025.

Public Offering

The public offering consists of 2,260,000 units and 22,146,750 pre-funded units, with each unit consisting of one share of common stock (or for each pre-funded unit, one pre-funded warrant in lieu of one share of common stock), one Series C warrant to purchase one share of common stock and one Series D warrant to purchase one share of common stock. Gross proceeds, before deducting placement agent fees and estimated offering expenses, are expected to be approximately $14.4 million. The Company currently intends to use the net proceeds from the offering for sales and marketing support of its legacy and new products, working capital and general corporate purposes.

Each unit is being sold at a public offering price of $0.59 per share. Each of the Series C warrants and Series D warrants will only be exercisable upon receipt of stockholder approval and, if applicable, upon effectiveness of a charter amendment effecting a reverse stock split or increasing the Company’s number of authorized shares of capital stock. Each of the Series C warrants are exercisable at a price of $0.59 per share and each of the Series D warrants are exercisable at a price of $0.885 per share, with the Series C warrants expiring 5 years from the date of their issuance and the Series D warrants expiring 2.5 years from the date of their issuance. The shares of common stock (or pre-funded warrants included in the pre-funded units) and accompanying Series C warrants and Series D warrants included in the units and in the pre-funded units can only be purchased together in the offering but will be issued separately and will be immediately separable upon issuance.

The offering is expected to close on February 18, 2025, subject to customary closing conditions.

The offering will be conducted pursuant to the Company's registration statement on Form S-1, as amended (File No. 333-284135), which was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on February 14, 2025 and the Registration Statement on Form S-1MEF (File No. 333-284997) filed by the Company with the SEC on February 14, 2025 pursuant to Rule 462(b) of the Securities Act of 1933, as amended. A final prospectus relating to the offering will be filed with the SEC  and will be available on the SEC’s website at http://www.sec.gov.

Electronic copies of the final prospectus relating to the offering, when available, may be obtained on the SEC’s website at http://www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147.

Roth Capital Partners is acting as exclusive placement agent and Sullivan & Worcester LLP is serving as special counsel for the Company in connection with the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Special Meeting of Stockholders

The Company also announced today that it intends to hold a Special Meeting of its Stockholders on March 24, 2025 for the purpose of, among other things, seeking approval for (a) a reverse split of the Company’s shares of common stock and shares of Series C preferred stock, (b) the issuance of 20% or more of its shares of common stock in connection with the offering described above, and (c) increasing the Company’s number of authorized shares of capital stock. Stockholders of record as of February 18, 2025 will be entitled to vote. The special meeting will be held at the offices of Sullivan & Worcester LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020. The specific time of the special meeting will be announced at a later date.

All press releases, SEC filings, and webcast replays are accessible on the LogicMark, Inc. investor relations website.

About Us

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. The Company provides personal safety and emergency response systems, health communications devices, personal safety apps, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘’Care Village’’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information visit LogicMark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to, among other things, the completion of the public offering discussed above, the satisfaction of customary closing conditions related to such offering, the anticipated use of proceeds from such offering, and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long-range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to hold a special meeting in order to approve the proposals described above and the Company’s ability to obtain stockholder approval of such proposals, the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may differ materially from those described in this press release as intended, planned, anticipated, believed, estimated or expected. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

Investor Relations Contact

investors@logicmark.com

###